Exhibit 5.1

Robert J. Brigham

(650) 843-5053

rbrigham@cooley.com

June 25, 2007

Quark Pharmaceuticals, Inc.

6501 Dumbarton Circle

Fremont, CA  94555

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Quark Pharmaceuticals, Inc., a California corporation (the “Company”), of a Registration Statement on Form S-1 No. 333-141682 (the “Registration Statement”) with the U.S. Securities and Exchange Commission covering an underwritten public offering of up to 5,750,000 shares of common stock, par value $0.001 per share, including 750,000 shares of common stock for which the underwriters have been granted an over-allotment option (the “Shares”). All of the Shares are to be sold by the Company as described in the Registration Statement and the related Prospectus.

In connection with this opinion, we have examined and relied upon (a) the Registration Statement and related Prospectus, (b) the Company’s Amended and Restated Articles of Incorporation and Amended and Restated Bylaws, as currently in effect, and (c) the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. As to certain factual matters, we have relied upon a certificate of officers of the Company and have not sought to independently verify such matters. Our opinion is expressed only with respect to the general corporation laws of the State of California.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Registration Statement and related Prospectus, will be validly issued, fully paid and non-assessable.

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

Cooley Godward Kronish LLP

By:	/s/ Robert J. Brigham
Robert J. Brigham